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                                                                    Exhibit 99.4

                          SUBSCRIPTION AGENCY AGREEMENT

This Subscription Agency Agreement (the "Agreement") is made as of July ___, 1996 between ACCEL International Corporation (the "Company") and National City Bank, as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the Registration Statement on Form S-2 (File No. 333-04625) filed by the Company with the Securities and Exchange Commission on May 28, 1996, as amended by any amendment filed with respect thereto (the "Registration Statement").

WHEREAS, the Company proposes to make a subscription offer by issuing certificates or other evidences of non-transferable subscription rights, in the form designated by the Company (the "Subscription Certificates") to holders of record of shares (each a "Stockholder") of its Common Stock, par value $.10 per share (the "Common Stock"), as of a record date specified by the Company (the "Record Date"), pursuant to which each stockholder will receive non-transferable subscription rights (the "Rights") to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus included as a part of the Registration Statement; a final copy of the Prospectus has been or, upon availability will promptly be, delivered to the Agent; and

WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe for Common Stock as therein set forth, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1.       Appointment.

         The Company hereby appoints the Agent to act as subscription agent for the Company in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Prospectus and the Agent hereby accepts such appointment.

2.       Form and Execution of Subscription Certificates.

         Each Subscription Certificate shall be irrevocable and non-transferable. The Agent shall maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Stockholder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Stockholder in whose name it is recorded to the right to purchase from the Company until the Expiration Date, at the Subscription Price, a number of shares of Common Stock equal to 1.5 shares of Common Stock for each Right evidenced thereby (the "Basic Subscription Privilege").

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3.       Rights and Issuance of Subscription Certificates.

         (a) Each Subscription Certificate shall evidence the Rights of the Stockholder therein named to purchase shares of Common Stock upon the terms and conditions therein and herein set forth.

         (b) Upon the written authorization of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Stockholders of Common Stock as of the Record Date to be prepared by the Agent in its capacity as transfer agent of the Company (the "Transfer Agent"), prepare and record Subscription Certificates in the names of the Stockholders, setting forth the number of Rights to subscribe for shares of the Common Stock calculated on the basis of one Right for each one share of Common Stock recorded on the books in the name of each such Stockholder as of the Record Date.

         (c) Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instructions as to the use of the Subscription Certificates and any other document as the Company deems necessary or appropriate, to all Stockholders with record addresses in the United States (including its territories and possessions and the District of Columbia). No Subscription Certificate shall be valid for any purpose unless so executed. Delivery to Stockholders with record address inside the United States shall be by first class mail (without registration or insurance).

         (d) The Rights evidenced by Subscription Certificates issued to Foreign Stockholders will be held by the Agent for such Foreign Stockholders' accounts until instructions are received to exercise the Rights. To exercise such rights, such a Foreign Stockholder must notify the Agent and must establish to the satisfaction of the Agent that such exercise is permitted under applicable law. If such a holder does not follow the procedures set forth in the preceding sentence prior to the Expiration Date, such Rights represented thereby will expire.

4.       Exercise.

         (a) Stockholders may acquire shares of Common Stock pursuant to the Basic Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Stockholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with
                  (ii) the purchase price of $2.25 for each share of Common Stock subscribed for by exercise of such Rights (the "Subscription Price"), in U.S. dollars by wire transfer or by money order or check drawn on a bank in the United States, in each case payable to the order of

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                  the Agent. In the case of holders of Rights that are held of record through a Depository (as defined below), exercises of the Basic Subscription Privilege may be effected by instructing the Depository to transfer Rights (such Rights "Depository Rights") from the Depository's account of such holder to the Depository account of the Agent, together with payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege. Payments will be deemed to have been received by the Agent only upon (i) clearance of any uncertified check (for purposes hereof, an uncertified check will be deemed to clear upon presentation to, and payment at, the drawee bank), (ii) receipt by the Agent of any certified check or money order or
                  (iii) receipt of good funds by wire transfer to the Agent's account.

         (b) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 p.m., Columbus, Ohio time, on the Expiration Date. For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Corporate Trust Operations of the Agent specified in the Prospectus. Once a Stockholder has exercised the Basic Subscription Privilege such exercise may not be revoked except as provided in the Prospectus.

         (c) Notwithstanding the provisions of Section 4(a) and 4(b) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. Columbus, Ohio time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution") guaranteeing delivery of a properly completed and executed Subscription Certificate, then such exercise of the Basic Subscription Privilege shall be regarded as timely, subject, however, to receipt of (i) the duly executed Subscription Certificate by the Agent within five business days following the Expiration Date (the "Protect Period") and (ii) payment in full of the subscription price (subject to the right of the Company to waive advance payment in respect of the Oversubscription Privilege as described above) prior to 5:00 p.m., Columbus, Ohio time, on the Expiration Date.

         (d) As soon as practicable after the valid exercise of Rights (for purposes hereof an exercise will not be treated as valid until such time as the Agent receives good funds) the Agent shall send to each exercising Stockholder (an "Exercising Stockholder") or, if shares of Common Stock on the Record Date are held by Depository Trust Company and Philadelphia Depository Trust Company (each a "Depository") or any other depository or nominee (together with the Depositories, "Nominees"), to such Nominee the share certificates representing the shares of Common Stock acquired pursuant to the Basic Subscription Privilege. Any excess payment to be refunded by the Company to an Exercising Stockholder shall be

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                  mailed by the Agent to him or her without interest or
                  deduction as soon as practicable after the Expiration Date.

         (e) If an exercising Rights Holder has not indicated the number of Rights being exercised, or if the Subscription Price payment forwarded by such holder to the Agent is not sufficient to purchase the number of shares subscribed for, the Rights holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Rights which may be exercised for the Subscription Price delivered to the Agent and, to the extent that the Subscription Price payment delivered by such holder exceeds the Subscription Price multiplied by the number of Rights exercised (such excess being the "Subscription Excess"), such Subscription Excess will be returned to the holder.

         (f) Pursuant to the terms of the Rights Offering, the Company may permit holders of Subordinated Notes to tender their respective Subordinated Notes to the Company for cancellation as consideration (in lieu of cash) for the purchase of Underlying Shares. Upon receipt of such Subordinated Notes, the Company shall instruct the Subscription Agent to accept such Subordinated Notes as consideration, in an amount equal to the outstanding principal balance of such Subordinated Notes and accrued interest thereon, for the issuance of the related Underlying Shares and the Subscription Agent shall be protected in relying upon such instruction.

5.       Non-Transferability of Rights.

         The Rights are not transferable. Stockholders who determine not to exercise their Rights may not transfer their Rights and, at the Expiration Date, Rights which have not been exercised will expire and be null and void and have no value, provided that Rights may be transferred by operation of law in the case of death, dissolution, liquidation or bankruptcy of the Rights holder, or pursuant to an order of an appropriate court. A Stockholder may subdivide a Subscription Certificate into multiple Subscription Certificates having in the aggregate the same number of Rights, provided that all such new Subscription Certificates shall be registered in the same name as the old Subscription Certificate.

6.       Validity of Subscriptions.

         Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

7.       Additional Offering.

         Upon completion of Rights Offering, any shares of Common Stock that are not purchased by Right Holders may be offered by the Company for sale to employees, independent agents, and customers (including automobile dealers) of the Company at $2.25 per share (the

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"Additional Offering") for a period commencing on the Expiration Date and ending not later than ______________, 1996. The Company will sell such shares of Common Stock directly to any purchaser or purchasers through its executive officers.
The Agent shall advise the Company immediately upon the completion of the Rights Offering as to the total number of shares subscribed and distributable.

8.       Delivery of Certificates.

         The Agent will deliver certificates representing those shares of Common Stock purchased pursuant to exercise of the Basic Subscription Privilege as soon as practicable after the corresponding Rights have been validly exercised and full payment for such shares has been received and cleared.

9.       Holding Proceeds of Rights Offering in Escrow.

         All proceeds received by the Agent from Stockholders in respect of the exercise of Rights shall be held by the Agent, on behalf of the Company, in a segregated, interest-bearing escrow account (the "Escrow Account"). As soon as practicable after the receipt of any proceeds in respect of the exercise of the Basic Subscription Privilege, the Agent shall deliver all such proceeds to the Company, together with any interest thereon. Pending delivery to the Company as provided herein or disbursement in the manner described in Section 4(d) above, funds held in the Escrow Account shall be invested by the Agent at the direction of the Company.

10.      Reports.

         Daily, during the period commencing with the mailing of the Subscription Certificates and ending on the Expiration Date (and in the case of guaranteed deliveries pursuant to Section 4(c), the period ending five business days after the Expiration Date) the Agent will report by telephone or telecopier (by 12:00 Noon, Columbus, Ohio time), confirmed by letter, to an officer of the Company, data regarding Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be reasonably requested by the Company.

11.      Loss or Mutilation; Cancellation.

         (a) If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent and the Company shall agree (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

         (b) All Subscription Certificates surrendered for the purpose of exercise or, subject to Section 5, exchange, substitution or transfer shall be canceled by the Agent, and no Subscription Certificates shall be issued in lieu thereof except as expressly

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                  permitted by provisions of this Agreement. The Company shall deliver to the Agent for cancellation and retirement, and the Agent shall so cancel and return, any other Subscription Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Agent shall deliver all canceled Subscription Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Subscription Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

12.      Compensation for Services.

         The Company agrees to pay to the Agent certain fees, as set forth in the schedule hereto, for services performed hereunder, which services include any other services not described herein but customarily performed by the Subscription/Escrow Agent in a Rights Offering. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

13.      Instructions and Indemnification.

         The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

         (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an appropriate officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

         (b) The Company will indemnify the Agent for, and hold it harmless against, any liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company; provided, however, that such agreement does not extend to, and the Agent shall not be indemnified or held harmless with respect to any liability or expense which shall arise out of, or be incurred or suffered as a result of, the Agent's gross negligence, bad faith, wilful misconduct or breach of this Agreement. The Company shall not indemnify the Agent with respect to any claim or action settled without its consent, which consent shall not be unreasonably withheld.

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         (c)      The Agent will promptly notify the Company of any claim with respect to which it may seek indemnity hereunder. The Company shall be entitled to participate at its own expense in the defense of any suit brought to enforce any such claim, and if the Company so elects, the Company shall assume the defense of any such suit. In the event that the Company assumes such defense, the Company shall not thereafter be liable for the fees and expenses of any additional counsel that the Agent retains, so long as the Company shall retain counsel reasonably satisfactory to the Agent, to defend such suit

14.      Changes in Subscription Certificate.

         The Agent may, without the consent or concurrence of the Stockholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Stockholders.

15.      Assignment, Delegation.

         (a) Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

         (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

16.      Governing Law.

         The validity, interpretation and performance of this Agreement shall be governed by the law of the State of Ohio.

17.      Severability.

         The parties hereto agree that if any of the provisions contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or enforceability of any term or provision thereof shall not affect the validity, legality or enforceability of this Agreement or of any other term or provision hereof.

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18.      Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

19.      Captions.

         The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

20.      Facsimile Signatures.

         Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

21.      Further Actions.

         Each party agrees to perform such further acts and execute such further documents as are necessary to effect the purposes of this Agreement.

22.      Additional Provisions.

         Except as specifically modified by this Agreement, the Agent's rights and responsibilities set forth in the Agreement for Stock Transfer Services between the Company and the Agent are hereby ratified and confirmed and continue in effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NATIONAL CITY BANK

By: __________________________
Name: ________________________
Title: _______________________

ACCEL INTERNATIONAL CORPORATION

By: __________________________
Name: ________________________
Title: _______________________

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                                SCHEDULE OF FEES
                     FOR SUBSCRIPTION/ESCROW AGENT SERVICES

                                     between

                         ACCEL International Corporation

                                       and

                               NATIONAL CITY BANK



                     [to be provided by National City Bank]



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